Exhibit 2.1
ASSIGNMENT AND ASSUMPTION AGREEMENT

This AGREEMENT is made this 27th day of February , 2009, by and among 310 Holdings, Inc., a Nevada corporation ("Assignor" or the “Company”) and G & G Mining Corp., a Florida corporation  ("Assignee" and with Assignor, the “Parties”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee entered into an Agreement and Plan of Merger whereby G & G Mining Corp (“G & G Mining Corp” ) was merged into Assignor (the “Merger”); and

WHEREAS, the shares of common stock and preferred stock associated with the merger were never issued; and

WHEREAS, the parties wish to unwind that transaction;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Assignment of Assets and Liabilities. Subject to the terms and conditions set forth herein, Assignor hereby assigns and transfers to Assignee, and Assignee agrees to assume all assets and liabilities of G & G Mining Corp., for consideration of G & G Mining Corp. issuing all outstanding shares of capital stock required pursuant to the merger and subsequent transactions in the name G & G Mining Corp. The Parties agree and acknowledge that, following the execution of this Agreement, the Assignor shall have a total of 63,700,000 shares issued and outstanding. The assignment is contingent upon receipt at the time of execution by the Assignor of the resignation of Rene Garcia as officer and director of Assignor and appointment of Nicole Wright as sole officer and director, such that Nicole Wright can execute this document for the Company and Rene Garcia can execute this document on behalf of G & G Mining Corp.

2.  Assignee Bound. Assignee hereby accepts the foregoing assignment and transfer and promises to be bound by and upon all the covenants, agreements, terms and conditions set forth herein.

3.  Assignor Bound. Assignor hereby accepts and acknowledges the liabilities the Company accrued for ongoing filings with the Securities and Exchange Commission.

4.  Benefit and Assignments.  This Agreement shall be binding upon and inure to the      benefit of the Parties hereto and their respective successors and assigns; provided that no party shall assign or transfer all or any portion of this Agreement without the prior written consent of the other party, and any such attempted assignment shall be null and void and of no force or effect.

5.  Covenant of Assignee. Assignee warrants and represents that Assignee will fully cooperate with providing all requisite information needed for Assignor to complete and file all filings with the Securities and Exchange Commission.

6.  Waiver.  Any party hereto shall have the right to waive compliance by the other of any term, condition or covenant contained herein.  Such waiver shall not constitute a waiver of any subsequent failure to comply with the same or any different term, condition or covenant.

7.  Applicable Law.  California, other than choice of law, shall govern the validity, construction, interpretation and effect of this Agreement.

8.  Headings.  The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

9.  Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.  Entire Agreement.  This Agreement contains the entire understanding between the parties, no other representations, warranties or covenants having induced either party to execute this Agreement, and supersedes all prior or contemporaneous agreements with respect to the subject matter hereof.  This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

11.  Joint Drafting.  The parties agree that this Agreement hereto shall be deemed to have been drafted jointly by all parties hereto, and no construction shall be made other than with the presumption of such joint drafting.

12.  Counterparts.  This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.  In lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Assignment and Assumption to be executed as of the day and year first above written.

310 Holdings, Inc.	G & G Mining Corp.

By:___________________________	By:___________________________
Print Name: Nicole Wright	Print Name: Rene Gomez